                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x]  Preliminary Proxy Statement                [ ] Confidential, for use of the
                                                    Commission only
[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                (Name of Registrant as Specified In Its Charter)

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[x]     $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated, and state how it was determined):

        (4)  Proposed maximum aggregate value of transaction:

        (5) Total fee paid:

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid: $______________

        (2) Form, Schedule or Registration Statement No.: _________________

        (3) Filing Party: _________________

        (4) Date Filed: __________________

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                         444 Madison Avenue, Suite 3203
                            New York, New York 10022

        ---------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
        ---------------------------------------------------------------

To the Shareholders of American International Petroleum Corporation:

        Notice is hereby given that the Annual Meeting of Shareholders of American International Petroleum Corporation, a Nevada corporation (the "Company"), will be held on July 11, 1996, at The Holiday Inn Lake Charles, 505 North Lakeshore Drive, Lake Charles, Louisiana 70601 at 10:00 a.m., Central Time, to consider the following proposals:

1. To elect four (4) Directors to serve for a term of one year and until their successors are duly elected and qualified;

2. To amend the Company's Articles of Incorporation (the "Articles") to provide for a Board of Directors consisting of not less than three (3) nor more than ten (10) Directors, as specified from time to time by the Board of Directors;

3. To amend the Articles to increase the number of authorized shares of common stock of the Company, $.08 par value ("Common Stock"), from 50,000,000 to 100,000,000 and to change the previously authorized 7,000,000 shares of 8% percent cumulative convertible preferred stock, par value $3.00 per share, to 7,000,000 shares of "blank check" preferred stock, par value $.01 per share;

4. To amend and restate the Articles so that they conform to the current law of the State of Nevada, to eliminate certain provisions no longer applicable and to consolidate all previous amendments thereto;

5. To amend the By-laws of the Company to provide for a Board of Directors consisting of not less than 3 nor more than 10 members as the Board shall specify from time to time, provided that Proposal 2 above is adopted; and in any event to ratify certain other amendments to the By-laws as follows:
      (i) to decrease the required notice of special meetings of shareholders to 10 days; (ii) to eliminate the right of shareholders to overrule the Chairman's ruling on procedural matters at a shareholders' meeting; and
      (iii) to eliminate the application of the provisions of the Nevada law that would otherwise require a majority of the shareholders to approve an acquisition by the Company of a "controlling interest" in another entity;

6.    To ratify the adoption of the Company's 1995 Stock Option Plan;

7. To ratify the issuance to the Company's Chairman, George N. Faris, of 900,000 shares of restricted Common Stock in connection with the amendment of his Employment Agreement;

8. To ratify the appointment of Price Waterhouse LLP as independent public accountants of the Company for 1996; and

9. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

      Shareholders of record at the close of business on May 22, 1996, will be entitled to vote at the meeting or any adjournment thereof.

                                       By order of the Board of Directors,

                                       George N. Faris, Chairman of the Board
Dated: June 12, 1996

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. THE PROXY MAY BE REVOKED IN WRITING PRIOR TO THE MEETING, OR IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

Preliminary Copy

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                         444 MADISON AVENUE, SUITE 3203
                            NEW YORK, NEW YORK 10022

        --------------------------------------------------------------
                           PRELIMINARY PROXY STATEMENT
        --------------------------------------------------------------

        This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of American International Petroleum Corporation (the "Company") of proxies for the Annual Meeting of Shareholders to be held at 10:00 a.m. Central Time, on July 11, 1996, and any adjournment or adjournments thereof (the "Meeting"). The Meeting will be held at the Holiday Inn Lake Charles, 505 North Lakeshore Drive, Lake Charles, Louisiana 70601. The purposes for which the Meeting is to be held are set forth in the Notice of Meeting on the preceding page. All expenses of this solicitation will be paid for by the Company, which solicitation will be made by use of the mails, by personal contacts by the officers of the Company and by a solicitation company, Corporate Investor Communications, Inc. ("CIC"). CIC will be paid $6,000 plus expenses for its services and will conduct solicitations by telephone. The approximate date of mailing of this Proxy Statement to shareholders is June 12, 1996.

        Shareholders of record at the close of business on May 22, 1996 (the "Record Date") are entitled to notice of and to vote at the Meeting. Any shareholder present at the Meeting may revoke his or her proxy by informing the Secretary of such revocation and vote in person on each matter brought before the Meeting. The accompanying proxy is also subject to revocation at any time before it is exercised by filing with the Secretary of the Company an instrument revoking the proxy or a duly executed proxy bearing a later date. All shares represented by each properly signed and returned proxy in the accompanying form, unless revoked, will be voted at the Meeting, or at any adjournment thereof, in accordance with the instructions thereon. If no instructions are specified, the shares will be voted in favor of the election of the nominees for Directors and in favor of the ratification of the auditors. If any other matters are properly presented at the Meeting, or any adjournment thereof, the persons voting the proxies will vote them in accordance with their best judgment.

        As of the record date, May 22, 1996, 26,767,464 shares of the common stock of the Company, par value $.08 ("Common Stock") were outstanding. Each share of Common Stock is entitled to one vote. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented at the Meeting is required for the approval of each proposal, except that Proposal 2 must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock entitled to vote at the Meeting.

        Votes cast by proxy or in person at the Meeting will be counted by the persons appointed by the Company to act as election inspectors for the Meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote, for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast." In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.

        A list of the shareholders entitled to vote at the Meeting will be available at the Company's Lake Charles refinery, at AIRI, 4646 Highway 3059, Lake Charles, Louisiana 70601, for a period of 10 days prior to the Meeting for examination by any shareholder.

                    ACTIONS TO BE TAKEN AT THE ANNUAL MEETING

PROPOSAL 1. ELECTION OF FOUR (4) NOMINEES AS DIRECTORS

        At the Meeting, 4 Directors are to be elected for the ensuing year and until their successors are duly elected and qualified. If, at the time of election, any of the nominees should be unavailable for election, a circumstance which is not expected by the Company, it is intended that the proxies will be voted for such substitute nominee as may be selected by the Company. The number of Directors authorized in the Articles is 5, but the Board has determined to leave a vacancy on the Board, in part to satisfy its obligation to MGTF (as defined and discussed below), and until such time as qualified additional persons are chosen to serve. The proxies cannot be voted for more than 4 Directors at the meeting. Proxies not marked to the contrary will be voted for the election of the following 4 persons, all of whom are standing for re-election.

                                                                           Year First Became
    Name                Age             Position(s)                           a Director
    ----                ---             -----------                        -----------------
George N. Faris          55             Chairman of the Board and                1981
                                          Chief Executive Officer

Daniel Y. Kim            71             Director                                 1987

Donald G. Rynne          73             Director                                 1992

William R. Smart         75             Director                                 1987

-----------------------------

        Dr. George N. Faris has been Chairman of the Board of Directors and Chief Executive Officer of the Company since 1981. Dr. Faris was the founder of ICAT, an international engineering and construction company, and served as its President from ICAT's inception in 1972 until October 1985. Prior to 1972, Dr. Faris was the President and Chairman of the Board of Directors of Donbar Development Corporation, a company engaged in the patent development of rotary heat exchangers, devices which exchange heat from medium to medium and on which Dr. Faris was granted a number of patents. Dr. Faris received a Ph.D. in Mechanical Engineering from Purdue University in 1968.

        Dr. Daniel Y. Kim has served as a member of the Company's Board of Directors since July 1987. Dr. Kim is a Registered Professional Geophysicist in California and Colorado. From 1981 until 1984, Dr. Kim was President and Chief Executive Officer of Kim Tech, Inc., a research and development company. In 1984, Kim Tech, Inc. was merged into Bolt Industries, a public company engaged in the manufacture of air guns and auxiliary equipment used to generate shock waves in seismic exploration for oil, gas and minerals. Dr. Kim has been a director of Bolt Industries since 1984. From 1977 to 1980, Dr. Kim was Chief Consulting Geophysicist for Standard Oil Company of Indiana.
Dr. Kim received a B.S. degree in Geophysics and a Ph.D. degree in Geophysics from the University of Utah in 1951 and 1955, respectively.

        Mr. Donald G. Rynne was elected to the Company's Board of Directors in September 1992. Mr. Rynne has been Chairman of the Board of Directors of Donald G. Rynne & Co., Inc., a privately owned company engaged in international consulting and trading, since founding that company in 1956.
Mr. Rynne is also Chairman of the Board of Directors of Dynamax Maritime & Resources Ltd., a company engaged in the trading and shipping business, and has served in such capacity since August 1984, and Chairman of the Board of Directors of Centurion Maritime Ltd., a company engaged in the shipping business, and has served in such capacity since August 1984. Mr. Rynne is involved in international maritime trading and consulting, dealing primarily in the Middle East in hydrocarbon products and capital equipment. Mr. Rynne received a B.A. degree from Columbia University in 1949.

        Mr. William R. Smart has served as a member of the Company's Board of Directors since June 1987. Mr. Smart is currently a director of Executone Information Systems, Inc., an electronics manufacturer, and has served in such capacity since September 1992. Mr. Smart was Chairman of the Board of Directors of Electronic Associates, Inc., a manufacturer of electronic equipment, from May 1984 until May 1992. Since November 1, 1983, Mr. Smart has been Senior Vice President of Cambridge Strategic Management Group, a management consulting firm. Mr. Smart is also a director of National Datacomputer Company and Hollingsworth and Voss Company. Mr. Smart received a B.S. degree in Electrical Engineering from Princeton University in 1941.

        The business background of each executive officer of the Company, to the extent not set forth above, is described below.

        Mr. Denis J. Fitzpatrick, 51, joined the Company in August 1994 as Vice President, Secretary and Chief Financial Officer. During the previous 5 years, Mr. Fitzpatrick was the Chief Financial Officer of Nahama & Weagant Energy Company, a publicly traded independent exploration and production company. Mr. Fitzpatrick received a B.S. degree in Accounting from the University of Southern California in 1974.

        Mr. William L. Tracy, 48, has been employed by the Company since February 1992 and has been Treasurer and Controller of the Company since August 1993. From May 1989 until February 1992, Mr. Tracy was self-employed as an energy consultant with the Commonwealth of Kentucky. From June 1985 until May 1989, Mr. Tracy served as President of City Gas and Transmission Corp., a public oil and gas production and refining company. He received his BBA from Bellarmine College in Louisville, Kentucky in 1974.

        Pursuant to a loan agreement with MG Trade Finance ("MGTF"), the Company has agreed to make available 2 vacancies on the Board of Directors to persons designated by MGTF, one of whom must be reasonably acceptable to the Company, and to nominate such individuals as Directors. MG may also designate one such individual, if reasonably acceptable, to be a member of the Executive Committee of the Board. Furthermore, if during such period, MGTF does not designate Directors, it shall be entitled to attendance rights at all meetings or actions of the Board or the Executive Committee of the Board. If MGTF designates its allowed Directors under such loan agreement, it will control approximately 33% of the Board.

        The Company's executive officers are appointed annually by the Board to serve until their successors are duly elected and qualified. The Company has 3 standing committees, the Executive Committee, to oversee the day to day operations of the Company; the Compensation Committee, to review and set the compensation to be received by various officers and other employees and consultants of the Company; and the Audit Committee, to review the financial reporting and internal controls of the Company. The Executive Committee is composed of Messrs. Smart, Rynne and Faris, the Compensation Committee is composed of Messrs. Kim, Rynne and Smart, and the Audit Committee is composed of Messrs. Smart, Kim and Rynne.

        The Board of Directors held 8 meetings during the year ended December 31, 1995. The Executive Committee held 1 meeting, the Compensation Committee held 3 meetings and the Audit Committee held 1 meeting during 1995. Each incumbent Director attended at least 75% of such Board meetings and of the meetings of Committees on which such Director served.

        During 1995, the Company reimbursed outside Directors for their actual Company-related expenses, including the costs of attending Directors' meetings. The Company accrued, for each outside Director, $500 per month for serving in such capacity; $500 for participation in each Committee meeting, if such Director served on a Standing Committee of the Board of Directors; and $500 for each Board meeting attended in person. A former Director, Robert Stobaugh, received 19,000 shares of restricted stock of the Company in payment of director fees accrued but not paid to him.

          SECURITIES OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the ownership of Common Stock by persons known to the Company to be the beneficial owners of more than 5 percent of the outstanding Common Stock of the Company, as of May 22, 1996, and as of such date by all Directors and certain executive officers of the Company individually, and by all officers and Directors as a group.

Name and Address                 Amount and Nature of        Percent
of Beneficial Holder             Beneficial Ownership        of Class
--------------------             --------------------        --------

George N. Faris                  1,082,576(1)(2)              4.0%(2)

Daniel Y. Kim                       13,500(3)                   *

Donald G. Rynne                    307,780(4)                 1.1%

William R. Smart                   117,944(5)                   *

Denis J. Fitzpatrick                25,000(6)                   *

All officers and Directors
as a group (consisting of
6 persons)                       1,547,800(7)                 5.6%(7)

-----------------------------------
* Less than 1% of class

(1) Includes 29,800 shares of Common Stock owned by Mrs. Claudette Faris, Dr. Faris' wife, and 488,169 shares of Common Stock issuable upon exercise of stock options and warrants held by Dr. Faris. Also includes 7,600 shares of Common Stock issuable upon exercise of warrants held by Mrs. Faris.

(2) Dr. Faris has agreed to accept 900,000 shares of restricted Common Stock, subject to shareholder ratification, in exchange for certain rights under his employment agreement. (See Proposal 7 and "Executive Compensation--Employment Contract" below). If shareholders ratify the amendment to Dr. Faris' employment agreement, Dr. Faris would be deemed to beneficially own 7.0% of the Common Stock.

(3) Includes 5,500 shares of Common Stock issuable upon exercise of a like number of options owned by Dr. Kim.

(4) Includes 99,260 shares of Common Stock issuable upon exercise of a like number of options and warrants owned by Mr. Rynne.

(5) Includes 61,986 shares of Common Stock issuable upon exercise of a like number of options and warrants owned by Mr. Smart.

(6) Includes 20,000 shares of Common Stock issuable upon exercise of options owned by Mr. Fitzpatrick.

(7) Includes all of the shares of Common Stock issuable upon exercise of options and warrants described in Notes (1) through (6) above, plus 1,000 shares of Common Stock issuable upon exercise of options owned by another officer of the Company. If Proposal 7 is approved, the percentage for all officers would be 8.9%.

        COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and Directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.

Such reporting persons are required by regulation to furnish the Company with copies of all Section 16(a) reports that they file.

        Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no Form 5 was required for those persons, the Company believes that, during the period from January 1, 1995 through December 31, 1995, all filing requirements applicable to its officers, Directors and greater than 10 percent beneficial owners were complied with, except that one report covering one transaction was filed late by Mr. Kenneth Durham, a former Director of the Company.

                             EXECUTIVE COMPENSATION

           SUMMARY COMPENSATION TABLE

           The following table discloses compensation for services rendered by the Company's Chief Executive Officer and all other executive officers of the Company whose compensation exceeded $100,000 in 1995.

                         Annual Compensation                                                           Long Term Compensation
----------------------------------------------------------------------------------------         ---------------------------------
Name and Principal                                                          Other Annual                              All Other
    Position                 Year         Salary              Bonus         Compensation           0ptions(#)         Compensation
------------------           ----         ------              -----         ------------         -------------        ------------
George N. Faris              1995        $240,000                --          $ 45,103(1)            202,500(2)             (3)
  Chairman of the            1994         246,923                --              --                    --              $ 16,250(4)
  Board and Chief            1993         311,539            $ 25,134            --                    --                27,504(4)
  Executive Officer

Kenneth N. Durham            1995        $144,726(5)             --              --                    --                  --
  President and Chief        1994         169,173                --              --                    --                  --
  Operating Officer          1993          21,923(6)             --              --                  30,000(7)             --

Denis J. Fitzpatrick         1995        $105,000                --            18,497(8)(9)          20,000(2)             --
  Secretary, Vice            1994          38,462(10)            --             6,250(9)             20,000(11)            --
  President and Chief        1993            --                  --              --                    --                  --
  Financial Officer

-----------------------------------

(1) $35,503 of this amount constituted forgiveness of interest on a debt owed to the Company, the principal of which has been fully repaid by Dr. Faris, and $9,600 was paid as a vehicle allowance for Dr. Faris.

(2) Options issued in substitution for outstanding options. The exercise price was reduced to $1.00 per share.

(3) On October 13, 1995, the Company and Dr. Faris executed an amendment to Dr. Faris' employment agreement, pursuant to which Dr. Faris relinquished certain severance and change of control rights in exchange for 900,000 shares of restricted Common Stock. (See "Employment Contract" below). On October 13, 1995, the date of grant, the closing price of the Common Stock on Nasdaq was $.88 per share. At that price, these shares would be valued at $787,500, less the consideration given by Dr. Faris by extinguishing the severance and change of control rights in his employment agreement, which the Company values at more than $787,500, so that the net value of the shares (for purposes of this table) is $ 0. The amendment to the employment agreement is subject to shareholder ratification. (See Proposal 7 below.) If the shareholders do not ratify the amendment at the next annual meeting of shareholders, the Company and Dr. Faris have agreed that the amendment will not be effective.

(4) Includes split dollar life insurance premiums of $16,250 in 1994 and $22,960 in 1993 and term life insurance premiums of $4,544 in 1993 paid by the Company on behalf of Dr. Faris.

(5) Mr. Durham resigned from employment with the Company effective on November 3, 1995.

(6) Mr. Durham joined the Company in November 1993 at an annual salary level of $190,000.

(7) Options awarded upon hiring. All such options expired 90 days after Mr. Durham's resignation.

(8) Mr. Fitzpatrick was awarded 5,000 restricted shares of Common Stock as a signing bonus, which shares were issued in 1995.

(9) Cost of living allowance payable while Mr. Fitzpatrick is based in New York is $15,000 annually.

(10) Mr. Fitzpatrick joined the Company on August 15, 1994 at an annual salary level of $105,000.

(11) Options awarded upon hiring, 50% of which became exercisable one-year after issuance, the remainder of which will be exercisable after 2 years.

    STOCK OPTION PLAN

        The Company has established a 1995 Stock Option Plan (the "1995 Plan"), which was approved by the Board of Directors on November 8, 1995. The 1995 Plan is subject to shareholder approval. See Proposal 7 below. If the shareholders do not approve the 1995 Plan, all options issued under the 1995 Plan will be voided, but the Board, in its discretion, is able to grant non-qualified stock options outside of any plan.

Summary of the 1995 Stock Option Plan

        The 1995 Plan provides for the grant of options to purchase an aggregate of 3,500,000 shares of Common Stock. The 1995 Plan is to be administered by the Board of Directors of the Company or a Committee designated by them. Under the 1995 Plan employees, including officers and managerial or supervising personnel, are eligible to receive Incentive Stock Options, as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended ("ISO's") or ISO's in tandem with stock appreciation rights ("SAR's"), and employees, Directors, contractors and consultants are eligible to receive non-qualified stock options ("NQSO's") or NQSO's in tandem with SAR's.

        Options may not be granted under the 1995 Plan after November 7, 2005. The exercise price of the options granted under the 1995 Plan cannot be less than the fair market value of the shares of Common Stock on the date the option is granted. ISO's granted to shareholders owning 10% or more of the outstanding voting power of the Company, however, must be exercised at a price equal to at least 110% of the fair market value of the shares of Common Stock on the date of grant. The aggregate fair market value of Common Stock, as determined at the time of the grant with respect to which ISO's are exercisable for the first time by any employee during any calendar year, shall not exceed $100,000. Any additional Common Stock as to which options become exercisable for the first time during any such year are treated as NQSO's.

       If an option terminates or expires without having been exercised in full, the unexercised shares subject to that option will be available for a further grant of options under the 1995 Plan. Options may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by the optionee.

        The total number of options granted under the 1995 Plan, as of June 1, 1996, was 302,500.

    OPTION GRANTS IN LAST FISCAL YEAR

        The table below includes the number of stock options granted to certain executive officers during the year ended December 31, 1995, exercise information and potential realizable value. All of the options granted in 1995 were merely repriced options granted in substitution for options previously held by such officers.



                            Individual Grants                                                      Potential Realizable
                            -----------------                                                        Value at Assumed
                       Number of       Percent of                                                  Annual Rates of Stock
                       Securities      Total Options                                                Price Appreciation
                       Underlying      Granted to                                                     for Option Term
                       Options         Employees in        Exercise          Expiration            -----------------------
Name                   Granted(#)      Fiscal Year         Price($/sh)          Date               5%($)          10%($)
----                   ----------      -----------         -----------       -----------           -----          -------

George Faris             202,500          82.7%               $1.00            12/31/97             -0-             -0-

Denis Fitzpatrick         20,000           8.2%               $1.00             8/15/98             -0-             -0-

     AGGREGATE OPTION EXERCISES IN 1995 AND OPTION VALUES AT DECEMBER 31, 1995

     The table below includes the number of shares covered by both exercisable and non-exercisable stock options owned by certain executive officers as of December 31, 1995. Also reported are the values for "in-the-money" options which represent the positive spread between exercise price of any such existing stock options and the year-end price.

                           Shares
                        Acquired or      Value        Number of Unexercised        Value of Unexercised
Name                    Exercised(#)   Realized      Options at Year End (#)      In-the-money Options(1)
----                    ------------   --------      -----------------------      -----------------------

                                                   Exercisable   Unexercisable  Exercisable  Unexercisable

George N. Faris             --           --          202,500         --             --            --

Kenneth N. Durham           --           --           20,000(2)    10,000           --            --

Denis J. Fitzpatrick        --           --           10,000       10,000           --            --

-----------------------------------

(1) The closing price of the Common Stock on the last day of the year ended December 31, 1995 was $.63.

(2) Mr. Durham left the Company on November 3, 1995, and his options expired on February 1, 1996.

        EMPLOYMENT CONTRACT

        Effective May 1, 1989, the Company entered into a five-year employment agreement with George N. Faris at an annual salary of $200,000, which agreement was extended, in November 1990, for an additional 2 years. In November 1991, Dr. Faris' salary was increased to $250,000 effective retroactively to January 1, 1990. Additionally, in February 1992, the Board increased Dr. Faris' salary to $300,000 per year effective January 1, 1992. In April, 1995 Dr. Faris voluntarily reduced his salary to $240,000 per year. In February 1996, Dr. Faris' salary was reinstated to $300,000 per year effective February 1, 1996.

        On September 7, 1995, the Board of Directors approved an amendment to Dr. Faris' employment agreement, which was signed by Dr. Faris and the Company on October 13, 1995, and which is subject to shareholder ratification. If the shareholders ratify the amendment, certain change of control and severance rights of Dr. Faris would terminate, and Dr. Faris would receive, in exchange, 900,000 shares of restricted Common Stock. In addition, Dr. Faris would be deemed to beneficially own 7.0% of the Common Stock. If the shareholders do not ratify the amendment, the amendment will not be effective. See Proposal 7 below.

        REPORT ON REPRICING OF OPTIONS

        As of November 8, 1995, the Compensation Committee approved, and the Board of Directors authorized, the granting of repriced options to all executive officers of the Company and other employees who previously held options of the Company. The Compensation Committee and the Board so acted because the exercise price of such outstanding options was in each case so far in excess of the market price of the Common Stock that such options no longer constituted an incentive to such persons' performance. The exercise price of the new options granted, at $1.00 per share, was still in excess of the market price on the date of grant, but it was closer to the market price and fulfilled the original intention of the Compensation Committee and the Board to provide performance incentives to the officers and employees.

Members of the Compensation Committee:

Daniel Y. Kim, Chairman
William R. Smart
Donald G. Rynne

        TEN-YEAR OPTION REPRICINGS

        The table below provides information regarding each instance in which the options of executive officers named in the Summary Compensation Table were repriced during the last 10 fiscal years of the Company.

                                                        Market Price     Exercise Price     New       Length of Original
                                         Options      of Stock at Time     at Time of     Exercise   Option Term Remaining
Name                       Date        Repriced(#)       Repricing($)     Repricing($)    Price(1)    at Date of Repricing
----                     --------      -----------    ----------------   --------------   --------   ---------------------

George Faris             11/8/95        202,500              $.78           $4.00           $1.00     2 years, 2 months

Kenneth Durham           11/8/95         20,000(1)           $.78           $4.00           $1.00            (2)

Denis Fitzpatrick        11/8/95         10,000              $.78           $1.50           $1.00     2 years, 10 months

-----------------------------------

(1) This price was in excess of the market price at the date of grant, as explained in the Compensation Committee Report on Repricing of Options above.

(2) Mr. Durham left the Company on November 3, 1995, and his options expired on February 1, 1996.

       COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       No member of the Compensation Committee was an officer or employee of the Company or of any of its subsidiaries during the prior year or was formerly an officer of the Company or any of its subsidiaries. During the last fiscal year, none of the executive officers of the Company has served on the Board or Compensation Committee of any other entity whose officers served either on the Board of Directors of the Company or on the Compensation Committee of the Company.

       COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       It is the responsibility of the Compensation Committee of the Board of Directors to administer the Company's incentive plans and to review the compensation levels and performance of management.

       The Compensation Committee believes that maximizing shareholder value is the most important measure of success, and achieving this depends on the coordinated efforts of individual employees working as a team toward defined common performance goals. The objectives of the Company's compensation program are to align executive compensation with shareholder value, to reward individual and team effort and performance furthering the Company's business goals, and to attract, retain and reward employees who will contribute to the long-term success of the Company with competitive salary and incentive compensation.

       The total direct compensation package for the Company's executives, including the Chief Executive Officer (the "CEO"), is made up of 3 elements: base salary, a short-term incentive program in the form of a performance-based bonus, and a long-term incentive program in the form of stock options. The total compensation level for each executive is established by individual levels of responsibility and reference to competitive compensation levels for executives performing similar functions and having equivalent levels of responsibility. In addition, the Compensation Committee factors into the total compensation of all executives an incentive element that is dependent upon overall Company performance and increases in shareholder value measured against objectives established at the beginning of the fiscal year.

Salary

        Recommendations for merit increases in base salary are reviewed on an individual basis, and increases are dependent upon a favorable evaluation of individual performance relative to individual goals, the functioning of the executive's team within the corporate structure, success in furthering the corporate strategy and goals, and individual management skills, responsibilities and anticipated workload. The Compensation Committee also considers demonstrated loyalty and commitment to the Company and the competitive salaries offered by similar companies to attract executives. Merit increases for executives are subject to the same budgetary guidelines as apply to all other employees. In those cases where an executive has entered into an employment agreement, the base salary is determined pursuant to the terms thereof.

        As part of the Company's overall cost-reduction plan, in April 1994, all officers and management of the Company voluntarily reduced their base salary 15%, and the CEO voluntarily reduced his salary 20%. This action was applied during all of 1994 and 1995 and, as a result, the Compensation Committee has not updated its review of comparable Companies' executive salary data that was performed in 1993. The Compensation Committee granted no increases in base salaries for management in 1995.

        In February of 1996, however, in order to maintain the Company's ability to attract and retain qualified management, to retain employees who contribute to the long-term success of the Company, and to recognize their contributions in meeting and exceeding the goal of the cost-reduction program to reduce the Company's general and administrative and operating expenses by an aggregate of 25%, the Board of Directors reinstated these employees' salaries to their previous levels.

Bonuses

        Bonus incentives are structured so that if the Company achieves its target goals, the incentive bonus for the CEO will be 50% of base salary and for other executives will be 25% of base salary. Regardless of performance, total bonus would not exceed base salary. This policy is designed to further motivate individuals to improve performance. No bonuses were awarded during 1995.

Stock Options

        Executives are eligible for annual stock option grants under the employee stock option plans applicable, from time to time, to employees generally. The number of options granted to any individual depends on individual performance, salary level and competitive data. In addition, in determining the number of stock options granted to each executive, the Compensation Committee reviews the unvested options of each executive to determine the future benefits potentially available to the executive. The number of options granted will depend in part on the total number of unvested options deemed necessary to provide a long term commitment incentive and encourage executives to remain with the Company. By giving to executives an equity interest in the Company, the value of which depends upon stock performance, the policy seeks to further align management and shareholder interests.

        In 1995, all officers and certain other management employees of the Company received new options to replace all of their existing options, with the only differences being that all exercise prices of the options were reduced to $1.00 and that the options are to be subject to the 1995 Plan. This change was made because the exercise prices of the old options were too far above the current stock price to provide incentives to these employees. The new exercise price should better serve this goal.

Members of the Compensation Committee:

Daniel Y. Kim, Chairman
William R. Smart
Donald G. Rynne

        PERFORMANCE GRAPH

        The graph below compares the cumulative shareholder return of the Company with the cumulative return on the S&P 500 Stock Index and the S&P Exploration and Production Index assuming a $100 investment made on December 31, 1990. Cumulative return data presented assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
               AMONG AMERICAN INTERNATIONAL PETROLEUM CORPORATION,
         THE S&P 500 INDEX AND THE S&P EXPLORATION AND PRODUCTION INDEX

                                                                 Indexed Returns

Company/Index       Years Ending   Dec90          Dec91         Dec92         Dec93         Dec94         Dec95

AMER INTL PETROLEUM CORP            100           800.92        436.16         46.49         33.96         15.79
S&P 500 INDEX                       100           130.47        140.14        154.56        156.60        215.45
OIL (EXPLORATION/PRODUCTION)        100            72.13         67.73         65.84         52.34         61.50


        TRANSACTIONS WITH MANAGEMENT AND OTHERS

        See "Employment Contract" above.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED ABOVE (PROPOSAL 1).


PROPOSAL 2.      PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION TO PROVIDE FOR
                 A BOARD OF DIRECTORS OF NOT LESS THAN THREE (3) NOR MORE THAN
                 TEN (10) DIRECTORS

        The Board of Directors has adopted, subject to shareholder approval, an amendment to the Company's Articles of Incorporation (the "Articles") to add a new Article VI (which, assuming that Proposal Number 4 below is approved, will be renumbered Article V), which would provide for a Board of Directors consisting of not less than three (3) nor more than ten (10) Directors. Currently, the Articles state that the number of members of the Board is 5. This conflicts with the Company's By-laws, which state that the number is 10. In Proposal 5 below, a comparable provision is proposed to be included in the By-laws. The actual number of members of the Board will be specified from time to time by the Board, but would not be less than 3 nor more than 10.

        Pursuant to a loan agreement with MG Trade Finance ("MGTF"), the Company has agreed to make available 2 vacancies on the Board of Directors to persons designated by MGTF, one of whom must be reasonably acceptable to the Company and to nominate such individuals as Directors. MG may also designate one such individual, if reasonably acceptable, to be a member of the Executive Committee of the Board. To date, MG has not designated any Directors for election or appointment to the Board.

        Since the Board of Directors has nominated, and shareholders at the Meeting will be requested to elect, 4 persons as Directors of the Company, the Board, pursuant to the Articles, will have the right to fill the remaining vacancy on the Board by vote of a simple majority of the Directors then in office, without further shareholder approval. In addition, if MG were to appoint 2 Directors, a conflict would arise, unless the Board were given the proposed flexibility to increase the size of the board. If the proposal is approved, the Board would have the power to increase its size, up to 10, and to appoint additional Directors to fill the vacancies

        The text of the proposed amendment to the Articles is included as
Article V in the Restated Articles of Incorporation set forth in Appendix A to this Proxy Statement and should be read in its entirety by shareholders.

        The affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock entitled to vote at the meeting is required for approval of proposed Article V of the Restated Articles of Incorporation.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 2.


PROPOSAL 3.      PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION TO
                 INCREASE THE AUTHORIZED COMMON STOCK AND TO ADD PROVISIONS
                 PERMITTING THE BOARD TO DESIGNATE SERIES OF PREFERRED STOCK

        The Company's authorized capital stock currently is 57 million shares, consisting of 50 million shares of common stock, par value $.08 per share ("Common Stock"), and 7 million shares of 8% cumulative convertible preferred stock, par value $3.00. As of the Record Date, 26,767,464 shares of Common Stock and no shares of such preferred stock were outstanding. At the Meeting, the shareholders will be asked to approve an amendment to Article IV of the Articles to increase the authorized capital stock of the Company to 107 million shares, including 100 million shares of Common Stock and 7 million shares of "blank check" preferred stock, par value $.01.

        INCREASE IN THE AUTHORIZED COMMON STOCK

        The Board of Directors has adopted, subject to shareholder approval, an amendment to Article IV of the Articles to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000 shares.

        As of the Record Date, 26,767,464 shares of Common Stock were issued and outstanding. An additional 6,417,855 shares are reserved for issuance upon exercise of outstanding options and warrants and, depending upon market price, up to 5,300,000 shares are reserved for issuance upon conversion of convertible debentures. Accordingly, on a fully diluted basis, if all outstanding convertible securities were converted and all outstanding options and warrants were exercised, an aggregate of 38,485,319 shares of Common Stock would be issued and outstanding.

        The proposed amendment to increase the number of authorized shares of Common Stock is believed by the Board of Directors to be desirable in order to assure that there will be sufficient authorized shares for a variety of corporate purposes, including without limitation, to obtain financing and consummate future acquisitions of assets, as well as for other programs to facilitate the growth and expansion of the Company, for stock splits and dividends, and for stock options and other employee benefit plans. No plans are currently contemplated for the use of any of the additional authorized shares in the immediate future.

        The additional authorized shares of Common Stock are desirable and in the best interests of the Company in order to assure the Company's flexibility of action in the future. The additional shares of Common Stock, together with any currently authorized but unissued and unreserved shares of Common Stock, may be issued at such times, to such persons and for such consideration as the Board may determine to be in the Company's best interests without further shareholder approval, except as otherwise required by statute or stock exchange rules. Depending on the circumstances, issuance of additional shares of Common Stock could affect the existing holders of shares by diluting the voting power of the outstanding shares. The shareholders do not have preemptive rights under the Articles and will not have such rights with respect to the additional authorized shares of Common Stock.

        "BLANK CHECK" PREFERRED STOCK

        The amendment to the Articles also changes certain provisions of the Company's currently authorized preferred stock and adds provisions permitting the Board to designate series of preferred stock. Currently, the Articles include 7 million authorized shares of preferred stock, par value $3.00, and specify that such preferred stock is convertible and bears a cumulative 8% interest rate. The current provision, however, lacks sufficient detail about the rights of holders of the preferred stock, and it fails to vest in the Board of Directors the authority to further designate such rights. The amendment contains provisions which permit the Board to designate one or more series of preferred stock ("Preferred Stock"). Such provisions are often referred to as "blank check" provisions, as they give the Board of Directors the flexibility, at any time or from time to time, without further shareholder approval, to create one or more series of Preferred Stock and to determine the designations, preferences and limitations of each such series, including but not limited to (i) the number of shares, (ii) dividend rights, (iii) voting rights, (iv) conversion privileges, (v) redemption provisions, (vi) sinking fund provisions, (vii) rights upon liquidation, dissolution or winding up of the Company and (viii) other relative rights, preferences and limitations of such series. In addition, the amendment changes the par value of the Preferred Stock to $.01.

        The Board of Directors believes that amending the Articles to permit the Board to authorize the issuance of up to 7 million shares of "blank check" Preferred Stock provides the Company with the flexibility to address potential future financing needs by creating a series of Preferred Stock customized to meet the needs of any particular transaction and to market conditions. The Company also could issue Preferred Stock for other corporate purposes, such as to implement joint ventures or to make acquisitions. Although the Company is not currently considering the issuance of Preferred Stock for such financing or transactional purposes and has no present intention to issue any series of Preferred Stock, the Board and management believe that the Company should have the flexibility to issue Preferred Stock, along with its ability to issue debt and/or additional shares of Common Stock. In addition, the change in the par value of the Preferred Stock will offer the advantage of additional flexibility in setting the sale price and terms of the Preferred Stock.

        If any series of Preferred Stock authorized by the Board provides for dividends, such dividends, when and as declared by the Board of Directors out of any funds legally available therefor, may be cumulative and may have a preference over the Common Stock as to the payment of such dividends. In addition, if any series of Preferred Stock authorized by the Board so provides, in the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each such series of the then outstanding Preferred Stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of Common Stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could therefore result in a reduction in the assets available for distribution to the holders of Common Stock in the event of liquidation of the Company. Holders of Common Stock do not have any preemptive rights to acquire Preferred Stock or any other securities of the Company.

        UNISSUED STOCK; CHANGE OF CONTROL

        The proposed amendment to increase the number of authorized shares of Common Stock and to authorize "blank check" Preferred Stock is not designed to deter or to prevent a change in control; however, under certain circumstances, the Company could use the additional shares or Preferred Stock to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company and thereby to protect the continuity of the Company's management. The Company could also privately place such shares with purchasers who might favor the Board of Directors in opposing a hostile takeover bid, although the Company has no present intention to do so. The Company does not currently have any plans, agreements, commitments or understandings with respect to the issuance of additional shares of Common Stock or Preferred Stock, except for outstanding options and warrants and under existing employee incentive and benefit plans and outstanding convertible debentures. Neither the Board nor management is considering the use of Preferred Stock for such purposes, and neither is aware of any present effort to accumulate the Company's securities for the purpose of gaining control of the Company.

        The text of the proposed amendment to the Articles is included as
Article IV in the Restated Articles of Incorporation set forth in Appendix A to this Proxy Statement and should be read in its entirety by shareholders.

        The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of the adoption of the proposed amendment to Article IV of the Articles increasing the number of authorized shares of Common Stock and permitting the Board to designate series of Preferred Stock.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 3.


PROPOSAL  4.     AMENDMENT TO THE ARTICLES TO MODERNIZE AND RESTATE THE ARTICLES

        The Board of Directors has adopted Restated Articles of Incorporation, subject to shareholder approval, which incorporate the proposed amendments to the Articles set forth in Proposals 1 and 3 above, as well as prior amendments, and effects certain changes from the present Articles to amend, eliminate and simplify certain provisions in order to update and modernize the Articles in accordance with the current Nevada law. The text of the restated Articles is set forth in Appendix A to this Proxy Statement and should be read in its entirety by shareholders.

        The Company's original Articles was filed in Nevada in April 1929. The proposed restated Articles eliminate provisions which are no longer operative or which, in light of changes in Nevada law over the past 70 years, are already provided for and are no longer needed in the Articles, and they modernize the language of certain provisions, as described below.

        Article II of the current Articles has been amended to designate the Company's registered agent in Nevada.

        Article III of the current Articles has been amended to modernize and broaden the "purpose" provision.

        Article IV has been amended as described in Proposal 3 above. In the event that Proposal 3 is not approved, Article IV will be included in the restated Articles in its present form, if Proposal 4 is approved.

        Article V of the current Articles has been eliminated, because it is no longer required in the Articles, and its subject matter is now governed by provisions of Nevada law.

        Article VI of the current Articles has been amended as described in Proposal 2 above. In the event that Proposal 2 is not approved, Article VI will be included in the restated Articles in its present form, but will be renumbered as Article V, if Proposal 4 is approved.

        Article VII of the current Articles has been eliminated, because it is no longer required in the Articles, and its subject matter is now governed by provisions of Nevada law.

        Article VIII of the current Articles has been amended to modernize the provision so that it conforms to the current Nevada law. It will be renumbered
Article VI in the restated Articles, if Proposal 4 is approved.

        The other provisions of the Articles will be renumbered appropriately in the restated Articles, if Proposal 4 is approved.

        The Board of Directors intends to file the certificate with the Nevada Secretary of State following the Meeting, including the form of the restated Articles, in substantially the form of Appendix A to this Proxy Statement, except as described above, subject to shareholder approval of Proposal 4, with any changes and other provisions as may be required by law.

        The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of the proposal to restate the Articles.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 4.


PROPOSAL  5.     AMENDMENTS TO THE BY-LAWS OF THE COMPANY

        The Board of Directors has adopted new By-laws of the Company, mostly in order to amend and simplify certain provisions to update and modernize the Bylaws in accordance with the current Nevada law. Some of the amendments, however, may affect the rights of shareholders under certain circumstances. Therefore, the Board is presenting these provisions to the shareholders for ratification. In addition, it is proposed that Article III, Section 2 of the By-Laws be amended to provide for a Board of Directors consisting of not less than 3 nor more than 10 members as the Board of Directors shall specify from time to time, provided that the proposed amendment to the Articles set forth in Proposal 2 above is approved. This would conform the By-law provision to the proposed provision in the Articles. The text of the proposed changes to the Bylaws is set forth in Appendix B to this Proxy Statement and should be read in its entirety by shareholders.

        For a discussion of the reasons for the proposed provision to provide for a Board of Directors consisting of not less than 3 nor more than 10 members, see Proposal 2 above. If both Proposal 2 and 5 are approved at the Meeting, the proposed provision regarding the number of Directors will be substituted for the current provision of the By-laws, which calls for a Board of Directors consisting of 10 members. If either Proposal is not approved, however, then the proposed provision will not be substituted.

        The changes to the By-laws for which ratification is sought are as follows:

        (i) Article II, Section 3 has been amended and modernized to decrease the required notice of special meetings of shareholders from 20 to 10 days, which is the same notice period required for an annual meeting.

        (ii) Article II, Section 12 has been amended to eliminate the right of shareholders to overrule the Chairman's ruling on procedural matters at a shareholders' meeting. Modern corporate laws usually provide for the Chairman of a shareholders' meeting to have broad control over the procedural conduct of the meeting. The provision in the Company's former By-laws is unusual and, management believes, inadvisable, because it could permit shareholders at a meeting to raise obstructive or ill-considered procedural points that might prevent or inhibit the legitimate business of the Company from being carried out. The provision has also been modernized to conform more closely to Nevada law.

        (iii) A new Article V, Section 3 was added to eliminate the application of provisions of the Nevada Revised Statutes that would otherwise require a majority of the shareholders to approve an acquisition by the Company of a "controlling interest" in another entity, which is defined to be 20% or more. This unusual statutory provision is a relatively recent addition to the Nevada law, and Management believes that most companies who are aware of it adopt a provision like the one that the Board has added to the Company's By-laws. The Board believes that this provision is highly restrictive, because it could prevent the Company from acting to acquire a valuable interest in another entity without going through the expensive and time-consuming process of obtaining shareholder consent. The provision of the By-laws that this Proposal 5 seeks to ratify is, furthermore, specifically authorized under Nevada law.

        The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of the proposal to restate the Articles. If Proposal 5 is not approved at the Meeting, the Board intends to repropose it at the next shareholders' meeting.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 5.


PROPOSAL 6.      RATIFICATION OF 1995 STOCK OPTION PLAN

        The Board of Directors of the Company, subject to the approval of shareholders, has adopted a 1995 Stock Option Plan (the "Plan") covering an aggregate of 3,500,000 shares of Common Stock.

        The Board of Directors has deemed that it is in the best interests of the Company to establish the Plan so as to provide employees of the Company and its subsidiaries, as well as Directors, independent contractors and consultants of the Company and/or its subsidiaries an opportunity to acquire a proprietary interest in the Company by means of grants of options to purchase Common Stock in order to provide a closer identification of their interests with those of the Company and its shareholders. The Company currently employs 33 persons and has 3 outside directors.

        It is the opinion of the Board of Directors that by providing the employees, Directors, independent contractors and consultants of the Company and its subsidiaries the opportunity to acquire an equity investment in the Company, the Plan will maintain and strengthen their desire to remain with the Company, stimulate their efforts on the Company's behalf, and also attract other qualified personnel to become employed by or otherwise become associated with the Company. The Plan was adopted by the Company's Board of Directors on November 8, 1995. As of June 1, 1996, options to purchase an aggregate of 302,500 shares of Common Stock have been granted pursuant to the Plan, subject to shareholder approval. The closing market price of the Common Stock, as reported by Nasdaq on June __, 1996 was $ ____ per share. The Board of Directors has directed that the shares underlying the Plan be registered pursuant to the Securities Act of 1933, and the Company intends to take steps to file a Registration Statement on Form S-8 to register such shares promptly after approval of this Proposal 6.

        The following table sets forth, as of the Record Date, certain information concerning options granted pursuant to the Plan.

      # of Options       # Options          # Options        Exercise Price       Expiration
        Granted            Vested           Exercised           Per Share            Date

         282,500          282,500             None                $1.00            12/31/1997

          20,000           10,000             None                $1.00             8/15/1998

        NEW PLAN BENEFITS

        The following table sets forth certain information concerning outstanding options granted pursuant to the Plan to (i) each executive officer named in the Summary Compensation Table (see "Executive Compensation"); (ii) all current executive officers as a group; (iii) all other employees, including all current officers who are not executive officers, as a group; and (iv) all Directors, as a group.

                             1995 Stock Option Plan
                             ----------------------

Name and Position                      Dollar Value (1)             Shares (#)
-----------------                      ----------------           -------------

George N. Faris                             $0                      202,500(2)
  Chairman of the Board
  and Chief Executive Officer

Denis J. Fitzpatrick                        $0                       20,000(2)
  Vice President, Secretary
  and Chief Financial Officer

Daniel Y. Kim                               $0                        5,500(3)

Donald G. Rynne                             $0                       10,000(3)

William R. Smart                            $0                       42,000(3)

All executive officers as a group           $0                      223,500(2)

All other employees as a group(4)           $0                       21,500(2)

All Non-officer Directors as a group        $0                       57,500(3)

-----------------------------------

(1) All of the options are out-of-the-money. See the Option Grants Table on page 7 above.

(2) Incentive stock options, to the extent permitted under the Internal Revenue Code of 1986, as amended.

(3)  Non-qualified stock options.

(4)  This represents a single management employee.

        The following discussion summarizes certain provisions of the Plan, which is qualified in its entirety by reference to the text of the Plan, copies of which are available for examination at the Securities and Exchange Commission and at the principal office of the Company, 444 Madison Avenue, New York, NY 10022.

        The Plan allows the Company to grant incentive stock options ("ISOs"), as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), Non-Qualified Stock Options ("NQSOs") not intended to qualify under Section 422(b) of the Code, and ISOs or NQSOs in tandem with Stock Appreciation Rights ("SARs"). ISOs, NQSOs and SARs are referred to collectively herein as "Options."

        Options granted under the Plan prior to the approval of the Plan by the Company's shareholders are conditioned upon approval of the Plan by such shareholders on or before November 7, 1996. If such approval is not obtained by such date, such Options shall become null and void, and the Plan shall terminate.

ELIGIBILITY FOR PARTICIPATION

        The Plan provides that ISOs or ISOs in tandem with SARs may be granted to employees of the Company and its subsidiaries, including officers and Directors who are also employees and that NQSOs or NQSOs in tandem with SARs may be granted to employees of the Company and its subsidiaries, Directors, independent contractors, consultants and other individuals who are not employees of, but are involved in the continuing development and success of, the Company and its subsidiaries ("Participants").

ADMINISTRATION

        The Plan is administered by the Board of Directors and/or a stock option committee of the Board of Directors (the "Committee"). The Board of Directors and/or the Committee will, among other things, select the optionees, determine the number of shares to be subject to each Option and determine the vesting period, option period and option price. In making such determinations, there will be taken into account the nature of the services rendered by Participants, their present and potential contributions to the success of the Company, and such other relevant factors as the Board and/or the Committee in its discretion shall deem relevant.

        If the Plan is administered by the Committee, to the extent the "disinterested administration" provisions of Rule 16b-3 promulgated pursuant to
Section 16 of the Exchange Act are complied with, the Plan will confer upon
Section 16(b) Participants (as defined below) the benefits of Rule 16b-3. Such "disinterested administration" provisions require a committee of the Board, consisting of 2 or more Directors each of whom is a "disinterested person" (as defined in Rule 16b-3) with respect to make (x) the selection of Directors, officers and other individuals owning more than 10% of the Common Stock eligible to participate in the Plan (collectively, "Section 16(b) Participants") and (y) decisions concerning the timing, pricing and amount of Options granted to
Section 16(b) Participants pursuant to the Plan. It is the intention of the Company that the Plan shall comply in all respects with Rule 16b-3. Compliance with Rule 16b-3 generally allows a Section 16(b) Participant to avoid the effect of the "short-swing" profit rules of Section 16(b) with respect to transactions in the shares underlying the Options.

TERMS OF OPTIONS

        The terms of Options granted under the Plan are to be determined by the Board of Directors and/or the Committee, provided that in the case of Section 16 Participants, such determination shall be made exclusively by the Committee if such persons are to receive the benefits of Rule 16b-3. Each Option is to be evidenced by a stock option agreement between the Company and the Participant to whom such Option is granted and is subject to the following additional terms and conditions:

           (a) Exercise of the Option: The Board of Directors and/or the Committee will determine the time periods during which Options granted under the Plan may be exercised. An Option must be granted within 10 years from the date the Plan was adopted. The Plan is deemed adopted on November 8, 1995. Options may be exercisable in whole or in part at any time during the period but may not have an expiration date later than 10 years from the date of grant. ISOs or ISOs in tandem with SARs granted to holders of more than 10% of the Common Stock, however, may not have a term of more than 5 years. An Option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to the Company in cash or certified check, or if permitted by the instrument of grant with respect to ISOs or ISOs granted in tandem with SARs and at any time as permitted by the Board of Directors or the Committee with respect to other Options, by delivering a promissory note or exchanging shares of Common Stock owned by the Participant, or by a combination of cash, promissory notes and/or shares of Common Stock, or, in the sole discretion of the Board or the Committee, by another medium of payment. The ability to pay the option exercise price in shares of Common Stock may enable a Participant to engage in a series of successive stock-for-stock exercises of an Option and thereby fully exercise an Option with little or no cash investment. Officers and Directors who receive grants of SARs may exercise them at any time after 6 months from the date of grant, but generally may only exercise them within the period of 10 business days following publication of the Company's quarterly financial information.

           (b) Option Price: In no event may the option price of the shares subject to an ISO or a SAR issued in tandem with an ISO be less than the fair market value of the Common Stock on the date of grant. The Board of Directors and/or the Committee may set the price of an NQSO or an NQSO granted in tandem with a SAR without any limitation. Fair market value in the case of ISOs shall be the closing price of the Common Stock on its principal market on the date of grant, if the Common Stock is traded on an exchange, or the average of the closing bid and asked prices, if it is traded over-the-counter. ISOs or ISOs in tandem with SARs granted to holders of more than 10% of the Common Stock are subject to the additional restriction that the option price must be at least 110% of the fair market value of the Common Stock on the date of grant.

           (c) Vesting: The Board of Directors and/or the Committee, will determine the time or times the Options become exercisable. However, the Plan provides that, with respect to holders of more than 10% of the Common Stock, such Options must become first fully exercisable not later than 5 years from the date of grant, and no less than 20% of the Option must become exercisable in each of the first 5 years of the Option until fully exercisable.

           (d) Termination of Employment; Disability; Death: If the employment of a Participant under the Plan is terminated for any reason (other than because of death, disability, voluntary termination or for cause), his ISOs and SARs issued in tandem with ISOs shall expire and no longer be exercisable 3 months after such termination, but in no event later than the expiration date of the Options, and his other Options shall terminate as determined under the option agreement, but not later than the expiration date. In the event a Participant's employment is terminated voluntarily or for cause, his Options shall immediately expire.

           In the event a Participant dies while in the employ of the Company or its subsidiaries or within 3 months thereafter, his Options may be exercised by a legatee or legatees of such Options under such Participant's last will or by his personal representatives or distributees within a period determined by the Board or the Committee of at least 6 months after his death, but in no event later than the expiration date of the Options.

           A Participant's employment with the Company or a subsidiary will not be considered to be terminated for purposes of the Plan while the Participant is not active due to a disability; provided, that an ISO may only be exercised within 6 months after the Participant's employment would be considered terminated because of such disability under applicable Sections of the Code, except as determined by the Board of Directors or the Committee, but in no event later than the expiration date of the Option.

              Under the Plan, Participants on military or sick leave, or on any other bona fide leave of absence, are to be considered as remaining in the employ of the Company or its subsidiaries for 90 days or such longer period as is guaranteed either by contract or statute.

           (e) Nontransferability of Options; No Liens: An Option is nontransferable and non-assignable by the Participant, other than by will or the laws of descent and distribution and is exercisable during the Participant's lifetime only by the Participant.

           (f) Maximum Number of ISOs or SARs in Tandem with ISOs which may Be
Issued: No employee may receive a grant of ISOs or SARs in tandem with ISOs if the aggregate fair market value of all ISOs and SARs in tandem with ISOs granted to him under the Plan and any other stock option plan of the Company exceeds $100,000, as determined at the date of grant. Any options granted in excess of the $100,000 limit are deemed to be NQSOs under the Plan.

        The option agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Board of Directors and/or the Committee.

TERMINATION; AMENDMENT OR DISCONTINUANCE

        The Plan (but not Options previously granted under the Plan) shall terminate 10 years from the date of its adoption by the Board of Directors. No Option will be granted after termination of the Plan.

        The Board of Directors of the Company may terminate the Plan at any time prior to its expiration date, or from time to time make such modifications or amendments of the Plan as it deems advisable. However, the Board may not, without the approval of holders of a majority of the outstanding shares of the Company, except under conditions described under "Adjustments Upon Changes in Common Stock," increase the maximum number of shares as to which Options may be granted under the Plan, materially change the standards of eligibility under the Plan or amend any provision of the Plan which requires shareholder approval in order to preserve the qualification of the Plan under Rule 16b-3.

        No termination, modification or amendment of the Plan may adversely affect the terms of any outstanding Options without the consent of the holders of such Options.

ADJUSTMENTS UPON CHANGES IN COMMON STOCK

        In the event that the number of outstanding shares of Common Stock of the Company is changed by reason of recapitalization, reclassification, stock split, stock dividend, combination, exchange of shares or the like, or as a result of a merger, consolidation or reorganization involving the Company or its subsidiaries, the Board of Directors will make an appropriate adjustment in the aggregate number of shares of Common Stock available under the Plan, in the number of shares of Common Stock issuable upon the exercise of then outstanding Options and in the exercise prices of such Options. Any adjustment in the number of shares will apply proportionately only to the unexercised portion of Options.

FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is only a summary of the principal Federal income tax consequences of the Options and is based on existing Federal law, which is subject to change, in some cases retroactively. This discussion is also qualified by the particular circumstances of individual Participants, which may substantially alter or modify the Federal income tax consequences herein discussed.

        Generally, under present law, when an Option qualifies as an ISO under
Section 422 of the Code, (i) an employee will not realize taxable income either upon the grant or the exercise of the Option, (ii) the amount by which the fair market value of the shares acquired by the exercise of the Option at the time of exercise exceeds the option price is included in alternative minimum taxable income for purposes of determining the employee's alternative minimum tax, (iii) any gain or loss (the difference between the net proceeds received upon the disposition of the shares and the option price paid therefor), upon a qualifying disposition of the shares acquired by the exercise of the Option will be treated as capital gain or loss if the stock qualifies as a capital asset in the hands of the employee, and (iv) no deduction will be allowed to the Company for Federal income tax purposes in connection with the grant or exercise of an ISO or a qualifying disposition of the shares. A disposition by an employee of shares acquired upon exercise of an ISO will constitute a qualifying disposition if it occurs more than 2 years after the grant of the Option and one year after the issuance of the shares to the employee. If such shares are disposed of by the employee before the expiration of those time limits, the transfer would be a "disqualifying disposition" and the employee, in general, will recognize ordinary income (and the Company will receive an equivalent deduction) equal to the lesser of (i) the aggregate fair market value of the shares as of the date of exercise less the option price, or (ii) the amount realized on the disqualifying disposition less the option price. Ordinary income from a disqualifying disposition will constitute compensation for which withholding may be required under Federal and state law. The maximum rate of tax on ordinary income is greater than the rate of tax on long-term capital gains. Proposals have been made to further decrease the marginal rate of tax on certain types of capital gains. In addition, holders of Options granted after August 10, 1993 may be entitled to exclude up to 50% of the gain on any such sale occurring 5 years after the date of exercise. The availability of such exclusion is dependent upon the Company not (i) having in excess of $50 million of aggregate gross assets at any time before the exercise of the Options; (ii) being in the trade or business of operating hotels, motels, restaurants or similar businesses; or (iii) being in a trade or business where the principal asset is the reputation or skill of one or more of its employees. It is unknown whether any capital gains recognized on a disposition would be of a type entitled to the exclusion referred to in the preceding sentence, and if not, whether the rate of tax on such gains would be increased. To the extent that a portion of such gain is so excluded, one-half of the excluded gain is a tax preference for alternative minimum tax purposes. No assurance can be given of when, if ever, new tax legislation will be enacted into law, and the effective date of any such legislation.

        In the case of an NQSO granted under the Plan, no income generally is recognized by the Participant at the time of the grant of the Option assuming such NQSO does not have a readily ascertainable fair market value. The Participant generally will recognize ordinary income when the NQSO is exercised equal to the aggregate fair market value of the shares acquired less the option price. Withholding may be required, and the Company will receive an equivalent deduction, subject to excessive employee remuneration provisions of Section 162
(m) of the Code. Section 162 (m) disallows a deduction for employee remuneration paid by a company in any taxable year to generally an executive officer in excess of $1,000,000. For purposes of determining remuneration paid, the excess of the fair market value of the Common Stock upon exercise of an NQSO over the exercise price is considered remuneration paid in the year of exercise unless the income is considered performance-based compensation. One of the requirements to qualify as performance-based compensation is that the Plan set forth the maximum number of Options to which a Participant may be entitled. The Plan does not contain such a provision. Therefore, the NQSOs granted under the Plan will not be considered performance-based compensation.

        Shares acquired upon exercise of an NQSO will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized and the holding period for the shares generally will begin on the date of the exercise or such other relevant date. Upon subsequent disposition of the shares, the participant will recognize capital gain or loss if the stock is a capital asset in his hands. Provided the shares are held by the Participant for more than one year prior to disposition, such gain or loss will be long-term capital gain or loss. As set forth above, the maximum rate of tax on ordinary income is currently greater than the maximum rate of tax on long-term capital gains. To the extent a Participant recognizes a capital loss, such loss generally may offset capital gains and $3,000 of ordinary income. Any excess capital loss is carried forward indefinitely.

        The grant of an SAR is generally not a taxable event for the optionee. Upon the exercise of an SAR the optionee will recognize ordinary income in an amount equal to the amount of cash and the fair market value of any Common Stock received upon such exercise, and the Company will be entitled to a deduction equal to the same amount.

        Notwithstanding the above, if the sale of any shares received upon the exercise of an NQSO or a SAR in tandem with an NQSO would be subject to Section 16(b) of the Securities Exchange Act of 1934, recognition of ordinary income attributable to such shares received will be deferred until the date such sale would not give rise to a Section 16(b) action. However, such shares will be valued at the fair market value at such later time, unless the optionee has made an election under Section 83(b) of the Code within 30 days after the date of exercise to recognize ordinary income as of the date of exercise based on the fair market value at the date of exercise.

         The foregoing discussion is only a brief summary of the applicable Federal income tax laws as in effect on this date and should not be relied upon as being a complete statement. The Federal tax laws are complex, and they are subject to legislative changes and new or revised judicial or administrative interpretations at any time. In addition to the Federal income tax consequences described herein, a Participant may also be subject to state and/or local income tax consequences in the jurisdiction in which the grantee works and/or resides.

         The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote at the Meeting is required to ratify the adoption of the Plan.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 6.


PROPOSAL 7.      RATIFICATION OF ISSUANCE OF 900,000 SHARES OF RESTRICTED
                 COMMON STOCK TO GEORGE N. FARIS

         Pursuant to Dr. Faris' current employment agreement, in the event that there is a change in control of the Company, which Dr. Faris and a majority of the Company's Board of Directors approve, Dr. Faris would be entitled, upon such change of control, to terminate his employment and receive 2.9 times his fixed compensation as defined in the employment agreement (currently $300,000 per year). However, if Dr. Faris opposes a change in control, but the majority of the Board of Directors votes in favor of such change, then Dr. Faris may terminate his employment and receive 2.5 times his fixed compensation. In the event that Dr. Faris' employment is terminated prior to the expiration of his contract for reasons other than cause or death, or if such employment agreement is not renewed at termination, the Company must pay severance to Dr. Faris in an amount equal to the product of his number of years of service, beginning with the calendar year 1981, multiplied by $50,000, which, currently, would amount to $750,000. Such payments are to be made in annual installments of $250,000 beginning on the tenth day after termination or non-renewal.

         On September 7, 1995, the Board of Directors approved an amendment to Dr. Faris' employment agreement, which was signed by Dr. Faris and the Company on October 13, 1995, and which is subject to shareholder ratification pursuant to a rule of the Nasdaq National Market System. If the shareholders ratify the amendment, the rights of Dr. Faris in his employment agreement described in the previous paragraph would terminate, and Dr. Faris would receive, in exchange, 900,000 shares of restricted Common Stock. In addition, Dr. Faris would be deemed to beneficially own 7.0% of the Common Stock (See Proposal 1--"Securities Ownership of Management and Principal Shareholders").

         The Common Stock carries no preemptive rights. See Proposal 3 above for a discussion of additional features of the Company's capital stock.

         If the shareholders do not ratify the amendment, the amendment will not be effective. If the shareholders ratify the amendment, Dr. Faris will also receive "piggyback" registration rights, and he shall receive a one-time "demand" registration right in the event that his employment is terminated for any reason. Registration would permit Dr. Faris to sell this block of stock, subject to Section 16(b) restrictions.

         The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote at the Meeting is required to ratify the issuance of the shares to Dr. Faris.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 7.


PROPOSAL 8.      RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Price Waterhouse LLP was the Company's independent public accountants for the year ended December 31, 1995. The Board has appointed these accountants to be the Company's auditors for 1996 and is seeking shareholder ratification of such appointment.

     The Company has been apprised that Price Waterhouse LLP has no financial interest, either direct or indirect, in the Company. A representative of Price Waterhouse LLP is expected to attend the Meeting and to have an opportunity to make a statement and/or respond to appropriate questions from Shareholders.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 8.


     SHAREHOLDER PROPOSALS

         No person who intends to present a proposal for action at a forthcoming shareholders' meeting of the Company may seek to have the proposal included in the proxy statement or form of proxy for such meeting unless that person (a) is a record beneficial owner of at least $1,000 in market value of shares of Common Stock, has held such shares for at least one year at the time the proposal is submitted, and such person shall continue to own such shares through the date on which the meeting is held, (b) provides the Company in writing with his name, address, the number of shares held by him and the dates upon which he acquired such shares, with documentary support for a claim of beneficial ownership, (c) notifies the Company of his intention to appear personally at the meeting or by a qualified representative under Nevada law to present his proposal for action and (d) submits his proposal timely. A shareholder may submit only one proposal with a supporting statement of not more than 500 words, if requested, for inclusion in the proxy materials Under certain circumstances enumerated in the Securities and Exchange Commission's rules relating to the solicitation of proxies, the Company may be entitled to omit the proposal and any statement in support thereof from its proxy statement and form of proxy.

         Proposals of shareholders of the Company which are intended to be presented at the Company's next annual meeting must be received by the Company no later than February 12, 1997 in order that they may be included in the proxy statement and form of proxy relating to that Meeting.

                                           By Order of the Board of Directors,


                                           George N. Faris
                                           Chairman of the Board of Directors
Dated: June 12, 1996

Appendix A
                      Restated Articles of Incorporation of
                  American International Petroleum Corporation

                                    ARTICLE I

     The name of the Corporation is: American International Petroleum
Corporation.

                                   ARTICLE II

     The name of the Corporation's registered agent is United Corporate Services, Inc. The address of the Corporation's registered agent is 321 North Walsh Street, Carson City, NV 89701.

                                   ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapter 78 of the Nevada Revised Statutes (the "NRS").

                                   ARTICLE IV

     The maximum number of shares of Common Stock that this Corporation is authorized to have outstanding at any time is one hundred million (100,000,000) shares, par value $.08 per share. The maximum number of preferred shares that this Corporation is authorized to have outstanding at any time is seven million (7,000,000) shares, par value $.01 per share ("Preferred Stock").

     The following is a statement of the designations, preferences, voting powers, qualifications, special or relative rights and privileges in respect of the Preferred Stock.

     The Preferred Stock may be issued from time to time in one or more classes or series. The Board of Directors of the Corporation shall have authority to the fullest extent permitted under the NRS to adopt by resolution from time to time one or more Certificates of Designation providing for the designation of one or more classes or series of Preferred Stock and the voting powers, whether full or limited or no voting powers, and such designations, preferences and relative, participating, limitations or restrictions thereof, and to fix or alter the number of shares comprising any such class or series, subject to any requirements of the NRS and this Restated Certificate of Incorporation, as amended from time to time.

     The authority of the Board of Directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix the following preferences and powers, which may vary as between different classes or series of Preferred Stock:

         (a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

         (b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

         (c) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

         (d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of

Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

         (e) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

         (f) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

         (g) voting rights, if any, including special voting rights with respect to the election of Directors and matters adversely affecting any class or series of Preferred Stock;

         (h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

         (i) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, by the vote of the members of the Board of Directors then in office acting in accordance with this Restated Certificate of Incorporation, or any Preferred Stock, may deem advisable and are not inconsistent with law, the provisions of this Restated Certificate of Incorporation or the provisions of any such Certificate of Designation.

                                    ARTICLE V

     The members of the governing board shall be styled directors, and the number thereof shall be not less than three (3) nor more than ten (10). The names and post office addresses of the first Board of Directors were as follows:

     Names                          Post Office Addresses
     -----                          ---------------------

James D. Finch                      401 Clay Peters Bldg., Reno, Nevada
M.L. Finch                          533 St. Lawrence Ave., Reno, Nevada
Stanley B. Finch                    728 Nixon Ave., Reno, Nevada
V.F. Finch                          728 Nixon Ave., Reno, Nevada
J.C. Finch                          533 St. Lawrence Ave., Reno, Nevada.

                                   ARTICLE VI

     The name and post office address of each incorporator executing this certificate were as follows:

     Name                           Post Office Address
     ----                           -------------------

James D. Finch                      401 Clay Peters Bldg., Reno, Nevada
M.L. Finch                          533 St. Lawrence Ave., Reno, Nevada
J.C. Finch                          533 St. Lawrence Ave., Reno, Nevada.

                                   ARTICLE VII

     The Corporation is to have perpetual existence.

                                  ARTICLE VIII

     Except as hereinafter provided, the officers and directors of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of fiduciary duty as a director or officer. This limitation on personal liability shall not apply to acts or omissions which involve intentional misconduct, fraud, knowing violation of the law, or unlawful payments of dividends prohibited by the NRS.

Appendix B

                        Certain Provisions of the By-laws
                 of American International Petroleum Corporation

                           ARTICLE II -- SHAREHOLDERS

     . . . .

     Section 3. Special Meetings. Special meetings of the shareholders may be called for any purpose or purposes permitted under Chapter 78 of Nevada Revised Statutes at any time by the Board, the Chairman of the Board, the President, or by shareholders holding not less than twenty-five percent (25%) of the votes of the shareholders entitled to vote at a meeting. Upon request in writing to the Chairman of the Board, the President or the Secretary, by any person or persons entitled to call a special meeting of shareholders, the Secretary shall cause notice to be given to the shareholders entitled to vote that a special meeting will be held not less than ten (10) nor more than sixty (60) days after the date of the notice.

     . . . .

     Section 12. Conduct of Meeting. The Chief Executive Officer, if one shall be elected, otherwise the President, shall preside as Chairman at all meetings of the shareholders, unless another Chairman is selected. The Chairman shall conduct each such meeting in a businesslike and fair manner, but shall not be obligated to follow any technical, formal or parliamentary rules of procedure. The Chairman's ruling on procedural matters shall be conclusive and binding on all shareholders. Without limiting the generality of the foregoing, the Chairman shall have all of the powers usually vested in the Chairman of a meeting of shareholders.


                            ARTICLE III -- DIRECTORS

     . . . .

     Section 2. Number and Qualification of Directors. The number of directors shall be not less than three (3) nor more than ten (10), as specified from time to time by the Board of Directors, until changed by amendment of the Articles or by a By-law duly adopted amending this Section 2; provided however, that whenever all the shares of the Corporation are owned beneficially and of record by either one or two shareholders, the number of directors may be less than three, but not less than the number of shareholders.


                          ARTICLE V -- OTHER PROVISIONS

     . . . .

     Section 3.  Acquisition of Controlling Interest.  The provisions of Section
78.378 through 78.3793, inclusive, of Chapter 78 of the Nevada Revised Statutes do not apply to the Corporation.

Appendix C

                                      PROXY

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned, a holder of Common Stock of American International Petroleum Corporation, a Nevada corporation (the "Company"), hereby appoints GEORGE N. FARIS and DENIS J. FITZPATRICK, and each of them, the proxies of the undersigned, each with full power of substitution, to represent and vote for the undersigned all of the shares of the Company which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on July 11, 1996 and any adjournments thereof, as follows:

1. The election of four (4) members to the Board of Directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified:

[ ] FOR all nominees listed below

[ ] WITHHOLD AUTHORITY to vote for all nominees listed below.

 (Instructions: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH HIS NAME BELOW.)

George N. Faris, Daniel Y. Kim, Donald G. Rynne, William R. Smart

2. The amendment of the Company's Articles of Incorporation (the "Articles") to provide for a Board of Directors consisting of not less than three (3) nor more than ten (10) Directors, as specified from time to time by the Board.

[ ] FOR                [ ] AGAINST                [ ] ABSTAIN

3. The amendment of the Articles to increase the number of authorized shares of Common Stock, from 50,000,000 to 100,000,000 and to change the previously authorized preferred stock to 7,000,000 shares of "blank check" preferred stock, par value $.01 per share.

[ ] FOR                [ ] AGAINST                [ ] ABSTAIN

4. The amendment and restatement of the Articles so that they conform to the current law of the State of Nevada, to eliminate certain provisions no longer applicable and to consolidate all previous amendments thereto.

[ ] FOR                [ ] AGAINST                [ ] ABSTAIN

5. The amendment of the By-laws of the Company to provide for a Board of Directors consisting of not less than 3 nor more than 10 members as the Board shall specify from time to time, provided that Proposal 2 above is adopted; and in any event to ratify certain other amendments to the By-laws as follows: (i) to decrease the required notice of special meetings of shareholders to 10 days;
(ii) to eliminate the right of shareholders to overrule the Chairman's ruling on procedural matters at a shareholders' meeting; and (iii) to eliminate the application of the provisions of the Nevada law that would otherwise require a majority of the shareholders to approve an acquisition by the Company of a "controlling interest" in another entity.

[ ] FOR                [ ] AGAINST                [ ] ABSTAIN

6. The ratification of the Company's 1995 Stock Option Plan.

[ ] FOR                [ ] AGAINST                [ ] ABSTAIN


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
7. The ratification of the issuance to the Company's Chairman, George N. Faris, of 900,000 shares of restricted Common Stock in connection with the amendment of his Employment Agreement.

[ ] FOR                [ ] AGAINST                [ ] ABSTAIN

8. The ratification of the appointment of Price Waterhouse LLP as independent public accountants of the Company for 1996.

[ ] FOR                [ ] AGAINST                [ ] ABSTAIN

9. Upon such other matters as may properly come before the meeting and any adjournments thereof.

     The undersigned hereby revokes all previous proxies to vote at the Annual Meeting.

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS HEREON. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE FOUR DIRECTORS NAMED IN PROPOSAL 1, FOR PROPOSALS 2, 3, 4, 5, 6 AND 7 AND AS SAID PROXIES SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING.

     The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated June 12, 1996 relating to the Annual Meeting, and the Annual Report to Shareholders for the year ended December 31, 1995.

                                                ________________________________


                                                ________________________________
                                                Signature(s) of Shareholder(s)

     The signature(s) hereon should correspond exactly with the name(s) of the Shareholder(s) appearing on the Stock Certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation or partnership, please sign the full corporate or partnership name, and give the title of signing officer or general partner.


Date: __________________________, 1996

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT YOU VOTE.




                            Appendix D (for SEC only)


                     1995 Stock Option Plan of the Company*


     * Incorporated herein by reference to Exhibit 4.3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.


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